Exhibit 99.1

August 21, 2020

Qurate Retail Announces Declaration of Special Dividend of Cash and Preferred Stock to Common Stock Holders

ENGLEWOOD, Colo.-- Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today announced that an authorized committee of its Board of Directors declared a special dividend on each outstanding share of its common stock consisting of (i) a special cash dividend in the amount of $1.50 per common share, for an aggregate cash dividend of approximately $633 million, and (ii) a special dividend of 0.03 shares of newly issued 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Shares”), having an initial liquidation price of $100 per Preferred Share, with cash to be paid in lieu of fractional shares.

The distribution ratio for the Preferred Share dividend is equivalent to $3.00 in initial liquidation preference per common share, for an aggregate issuance of approximately $1.3 billion aggregate liquidation preference. Holders of the Preferred Shares are entitled to receive quarterly cash dividends at a rate of 8.0% per annum on a cumulative basis, beginning December 15, 2020 and thereafter on each March 15, June 15, September 15 and December 15 during the term. The Preferred Shares will be non-voting, except in limited circumstances as required by law, will be subject to mandatory redemption on March 15, 2031 and are expected to trade separately from the common shares on the Nasdaq Global Select Market under the ticker symbol QRTEP following the date of distribution. The distribution of the Preferred Shares is intended to be tax-free to shareholders, other than any cash paid in lieu of fractional shares. John Malone and Greg Maffei, each a member of Qurate Retail’s board of directors, have indicated their intention to be long-term holders of the preferred, which will collectively represent approximately 8% of the Preferred Shares expected to be outstanding on the distribution date.

The committee of the Board of Directors has declared a record date of 5:00 p.m., New York City time, on August 31, 2020 for the dividend and set a distribution date of 5:00 p.m., New York City time, on September 14, 2020. The distribution of the Preferred Shares remains subject to the satisfaction or waiver, as applicable, of the following conditions: registration of the Preferred Shares under the Securities Exchange Act of 1934, approval for listing on the Nasdaq Global Select Market, receipt of an opinion of tax counsel, and no revocation of the dividend prior to the distribution date.

Additional detail regarding the special dividend are expected to be announced by press release at a later date, including details on the ex-dividend date and when-issued trading.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the special dividend, including the timing and amount and the listing of the Preferred Shares on the Nasdaq Global Select Market. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, satisfaction of the conditions to the distribution of the Preferred Shares, changes in law and government regulations, the availability of investment opportunities, and general market conditions (including as a result of COVID-19). These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Contacts

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Qurate Retail, Inc.
NASDAQ:QRTEA/QRTEB